Exhibit 99.2

Berkshire Hills Names Josephine Iannelli EVP Chief Financial Officer

Pittsfield, MA — January 27, 2014 — Berkshire Hills Bancorp, Inc. (NYSE: BHLB) today announced that it has appointed Josephine Iannelli Executive Vice President, Chief Financial Officer effective immediately.  Ms. Iannelli, 41, has served as Berkshire’s Senior Vice President, Principal Accounting Officer and has participated in financial oversight since July 2013.

The announcement completes an extensive recruitment and interview process conducted in partnership with a leading national executive search firm with substantial financial services expertise.

Chairman and CEO Michael Daly stated, “Josephine’s extensive experience and demonstrated leadership over the last six months make her the best choice for CFO.  She has made many important contributions to our financial function and overall management since joining us and is poised to add significant value to the continued implementation of our growth strategy.  Josephine has drilled deeply into our financials, and I am confident that we now have the executive leadership in place that will take us to the next level.”

“Berkshire has built a powerful franchise across New England and New York,” said Ms. Iannelli.  “I’m excited to be taking on this enhanced role and look forward to driving results for the bank and our shareholders.”

Ms. Iannelli joined Berkshire as Senior Vice President, Chief Accounting Officer on March 4, 2013.  She has 20 years of financial and banking experience beginning with KPMG Peat Marwick, LLP and then KeyCorp.  She joined National City Corporation in 2002 leading the accounting policy group and served in various roles at the bank up through their acquisition and integration into PNC Financial Services Group, ultimately advancing to the position of Senior Vice President, Loan Purchase Accounting.  Since 2010, she had been providing independent accounting consulting services, specializing in finance reengineering and mergers and acquisitions for top ten national banks.

BACKGROUND

Berkshire Hills Bancorp is the parent of Berkshire Bank — America’s Most Exciting Bank®. The Company has approximately $6.0 billion in assets and 92 full service branch offices in

Massachusetts, New York, Connecticut, and Vermont providing personal and business banking, insurance, and wealth management services.

FORWARD LOOKING STATEMENTS

This document may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  There are several factors that could cause actual results to differ significantly from expectations described in the forward-looking statements. For a discussion of such factors, please see Berkshire’s most recent reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov.  Berkshire does not undertake any obligation to update forward-looking statements.

CONTACTS

Investor Relations Contact

Allison O’Rourke; Vice President — Investor Relations; 413-236-3149

Media Contact

Ray Smith; Assistant Vice President — Marketing; 413-236-3756